As filed with the Securities and Exchange Commission on August 4, 1999
                                                Registration No.333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             PULASKI FINANCIAL CORP.
   (exact name of registrant as specified in its certificate of incorporation)

      DELAWARE                           6036                 43-1816913
(state or other jurisdiction of    (Primary Standard         (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                              12300 OLIVE BOULEVARD
                            ST. LOUIS, MO 63141-6434
                                 (314) 878-2210
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                          PULASKI BANK, A SAVINGS BANK
                             1994 STOCK OPTION PLAN
       (AS ASSUMED BY PULASKI FINANCIAL CORP. EFFECTIVE DECEMBER 2, 1998)

                          PULASKI BANK, A SAVINGS BANK
                   MANAGEMENT RECOGNITION AND DEVELOPMENT PLAN
       (AS ASSUMED BY PULASKI FINANCIAL CORP. EFFECTIVE DECEMBER 2, 1998)


WILLIAM A. DONIUS                         COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER     ERIC KRACOV, ESQUIRE
PULASKI FINANCIAL CORP.                   SUZANNE A. WALKER, ESQUIRE
12300 OLIVE BOULEVARD                     MULDOON, MURPHY & FAUCETTE, LLP
ST. LOUIS, MO 63141-6434                  5101 WISCONSIN AVENUE, N.W.
(314) 878-2210                            WASHINGTON, D.C.  20016
                                          (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

===============================================================================================
Title of Securities   Amount to be   Proposed Purchase  Estimated Aggregate      Amount of
 to be Registered     Registered(1)   Price Per Share    Offering Price(2)    Registration Fee
-----------------------------------------------------------------------------------------------
   Common Stock         99,648
  $.01 par Value        Shares (3)     $9.07(4)           $903,807                  $251
-----------------------------------------------------------------------------------------------
   Common Stock         23,915
  $.01 par Value        Shares (5)     $11.25(6)          $269,044                  $ 75
===============================================================================================

(1)Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Pulaski Bank, A Savings Bank 1994 Stock Option Plan (the "Option Plan"), and the Pulaski Bank, A Savings Bank Management Recognition and Development Plan ("MRDP"), as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Pulaski Financial Corp. ("PULB") pursuant to 17 C.F.R. Section 230.416(a).
(2)Estimated solely for purposes of calculating the registration fee.
(3)Pursuant to 17 C.F.R. Section 230.457(h)(1), 99,648 represents the total number of shares currently reserved or available for issuance upon the exercise of stock options pursuant to the Plan.
(4)Weighted average price of $9.07 per share at which options for 99,648 shares have been granted.
(5)Pursuant to 17 C.F.R. Section 230.457(h)(1), 23,915 represents the total number of shares granted as stock awards under the MRDP.
(6)$11.25 is the fair market value of Pulaski Financial Corp. Common Stock as of July 30, 1999, for which 23,915 shares have been granted as Stock Awards under the MRDP.

   THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.
Number of Pages 34
Exhibit Index begins on Page 12

PULASKI FINANCIAL CORP.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Pulaski Bank, A Savings Bank 1994 Stock Option Plan (the "Option Plan") and the Pulaski Bank, A Savings Bank Management Recognition and Development Plan ("MRDP") required by
Part I of the Registration Statement will be sent or given to the participants in the Plans as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) Pulaski Financial Corp.'s (the "Company" or the "Registrant") Annual Report on Form 10-K for the fiscal year ended September 30, 1998, which includes the consolidated statements of financial condition of the Company and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, together with the related notes and the report of Deloitte & Touche LLP, independent auditors dated December 4, 1998 filed with the SEC on December 29, 1998 (File No.000-24571).

      (b) Form 10-Q reports filed by Pulaski Financial Corp. (the "Company" or the "Registrant") for the quarters ended March 31, 1999 and December 31, 1998 (File 000-24571) filed with the SEC on May 17, 1999 and February 16, 1999.

      (c) The description of Registrant's Common Stock contained in Registrant's Form 8-A (File No. 000-24571), as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on July 2, 1998 and declared effective October 9, 1998, as incorporated by reference from the Company's Form S-1 declared effective on October 9, 1998.

      (d) All documents filed by the Company pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY

OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The  Common  Stock  to be  offered  pursuant  to the  1994  Plan  has been
registered  pursuant  to  Section  12  of  the  Exchange  Act.  Accordingly,   a
description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

      The validity of the common stock offered hereby has been passed upon by the firm of Muldoon, Murphy & Faucette LLP, Washington, D.C. for the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the Plan Administrator(s) who administer the Savings Plan.

      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Article XVI of the Registrant's Certificate of Incorporation provide as follows:

XVI:

      A. Persons.  The Corporation  shall  indemnify,  to the extent provided in
         -------
paragraphs B, D or F:

            1. any person who is or was a director or officer of the Corporation; and

            2. any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

      B.  Extent  --  Derivative  Suits.  In case of a  threatened,  pending  or
          -----------------------------
completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

      C. Standard --  Derivative  Suites.  In case of a  threatened,  pending or
         -------------------------------
completed action or suit by or in the right of the Corporation, against a person named in paragraph A shall be indemnified only if:

            1.    such person is successful on the merits or otherwise; or

            2. such person acted in good faith in the transaction which is the subject of the suit or action, and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV) not approved by the board of directors. However, such person shall not be indemnified in respect of any claim, issue or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

      D. Extent --  Nonderivative  Suits.  In case of a  threatened,  pending or
         -------------------------------
completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

      E. Standard -- Nonderivative  Suites.  In case of a nonderivative  suit, a
         ---------------------------------
person named in paragraph A shall be indemnified only if:

            1.    such person is successful on the merits or otherwise; or

            2. such person acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV of this Certificate) not approved by the board of directors and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption
----------------
that the person failed to satisfy the standard of this paragraph E.2.

      F.  Determination  That  Standard Has Been Met. A  determination  that the
          ------------------------------------------
standard of paragraph C or E has been satisfied may be made by a court or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

            1. a majority vote of the directors of the Corporation who are not parties to the action, suit or proceeding, even though less than a quorum; or

            2. independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

            3.    the stockholders of the Corporation.

      G.    Proration.   Anyone  making  a  determination under paragraph F  may
            ---------
determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

      H.  Advance  Payment.  The  Corporation  may pay in advance  any  expenses
          ----------------
(including attorneys' fees) which may become subject to indemnification under paragraphs A through G if (i) the board of directors authorizes the specific payment and (ii) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that such person is not entitled to indemnification by the Corporation under paragraphs A through G.

      I. Nonexclusive.  The  indemnification and advance of expenses provided by
         ------------
paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

      J. Continuation. The indemnification provided by this Article XVI shall be
         ------------
deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to such person's heirs, executors and administrators.

      K.  Insurance.  The  Corporation  may purchase  and maintain  insurance on
          ---------
behalf of any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise, against any liability incurred by such person in any such position, or arising out of such person's status as such, whether or not the Corporation would have power to indemnify such person against such liability under paragraphs A through H.

      L.  Savings  Clause.  If this  Article XVI or any portion  hereof shall be
          ---------------
invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

        3.1  Certificate of Incorporation of Pulaski  Financial Corp.1
        3.2  Bylaws of Pulaski  Financial Corp.1
        4.1  Pulaski Bank, A Savings Bank 1994 Stock Option Plan (as  assumed by
             Pulaski Financial Corp.)
        4.2  Pulaski  Bank,  A   Savings  Bank   Management   Recognition    and
             Development Plan (as assumed by Pulaski Financial Corp.)
        5.0  Opinion  of  Muldoon,  Murphy & Faucette  LLP as to the legality of the Common Stock registered hereby.
       23.1  Consent of Muldoon, Murphy & Faucette LLP (contained in the opinion included as Exhibit 5)
       23.2  Consent of Deloitte & Touche LLP
       24    Powers of Attorney (contained on the signature pages).
      --------------------------
      1  Incorporated  herein by  reference  from the Exhibit of the same number
         contained  in  the   Registration   Statement  on  Form  S-1  (SEC  No.
         333-56465), as amended.

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material  information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Pulaski Financial Corp. certifies that is it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis, MO on August 4, 1999.


                                      PULASKI FINANCIAL CORP.


                                      By:/s/ William A. Donius
                                         -------------------------------------
                                         William A. Donius
                                         President and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Donius') constitutes and appoints William A. Donius and Mr. Donius appoints Michael J. Donius, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Name                        Title                               Date
    ----                        -----                               ----

/s/ William A. Donius           President and
--------------------------      Chief Executive Officer           August 4, 1999
William A. Donius               (principal executive officer)


/s/ Thomas F. Hack              Chief Financial Officer,          August 4, 1999
--------------------------      Treasurer and Director
Thomas F. Hack                  (principal financial
                                and accounting officer)

/s/ Michael J. Donius           Executive Vice President,         August 4, 1999
--------------------------      Chief Operating Officer and
Michael J. Donius               Director




/s/ Garland A. Dorn              Director                         August 4, 1999
--------------------------
Garland A. Dorn




/s/ Robert A. Ebel               Director                         August 4, 1999
---------------------------
Robert A. Ebel



/s/ E. Douglas Brit              Director                         August 4, 1999
---------------------------
E. Douglas Brit



/s/ Dr. Edward J. Howenstein     Director                         August 4, 1999
-----------------------------
Dr. Edward J. Howenstein


                                  EXHIBIT INDEX
                                  -------------

                                                                                               Sequentially
                                                                                                 Numbered
                                                                                                   Page
Exhibit No.  Description                           Method of Filing                              Location
----------   ------------------------------        ------------------------------------------   -------------

   3.1       Certificate of Incorporation          Incorporated herein by reference
             Pulaski Financial Corp.               from the Exhibits of the
                                                   Registrant's  Registration Statement on
                                                   Form  S-1   filed   with  the  SEC  and
                                                   declared effective on October 9, 1998.

   3.2       Bylaws of Pulaski Financial Corp.     Incorporated herein by reference
                                                   from the Exhibits of the
                                                   Registrant's Registration Statement
                                                   on Form S-1 filed with the SEC and
                                                   declared effective on October 9,
                                                   1998.

   4         Stock Certificate of Pulaski          Incorporated herein by reference                    --
             Financial Corp.                       from the Exhibits of the Registrant's
                                                   Registration   Statement  on  Form  S-1
                                                   filed   with   the  SEC  and   declared
                                                   effective on October 9, 1998.

   4.1       Pulaski Bank, A Savings Bank 1994     Filed herewith.                                     13
             Stock Option Plan (as assumed by
             Pulaski Financial Corp.)

   4.2       Pulaski Bank, A Savings Bank          Filed herewith.                                     22
             Management Recognition and
             Development Plan (as assumed
             by Pulaski Financial Corp.)

   5.0       Opinion of Muldoon, Murphy &          Filed herewith.                                     29
             Faucette LLP as to the legality of
             the Common Stock registered
             hereby.

  23.1       Consent of Muldoon, Murphy &          Filed herewith.                                     --
             Faucette LLP (contained in the
             opinion included as Exhibit 5)

  23.2       Consent of Deloitte & Touche LLP      Filed herewith.                                     32

   24        Power of Attorney (contained on       Located on the signature page.                      --
             the signature pages)
